                                                           EXHIBIT 11

                            CHATTEM, INC. AND SUBSIDIARIES
                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
          FOR THE THREE MONTHS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             FOR THE THREE MONTHS ENDED
                                             FEBRUARY 29,   FEBRUARY 28,
                                                1996           1995
                                            -------------  -------------
NET LOSS:
 Continuing operations. . . . . . . . . .     $      (38)    $     (614)
 Discontinued operations. . . . . . . . .              -            361
                                             -------------  -------------
  Net loss. . . . . . . . . . . . . . . .     $      (38)    $     (253)
                                             -------------  -------------
                                             -------------  -------------

WEIGHTED AVERAGE NUMBER OF COMMON
 AND COMMON EQUIVALENT SHARES OUT-
 STANDING . . . . . . . . . . . . . . . .          7,292          7,292
                                             -------------  -------------
                                             -------------  -------------
NET LOSS PER COMMON SHARE:
 Continuing operations. . . . . . . . . .     $     (.01)    $     (.08)
 Discontinued operations. . . . . . . . .              -            .05
                                             -------------  -------------
  Net loss per common share . . . . . . .     $     (.01)    $     (.03)
                                             -------------  -------------
                                             -------------  -------------


                                          16